EXHIBIT 99.1 PRESS RELEASE DATED OCTOBER 1, 2004



FROM:    SIMON R.C. WADSWORTH

SUBJECT: MID-AMERICA  ANNOUNCES PROPERTY DISPOSITION AND RECONFIRMS STORM DAMAGE
         ESTIMATE

DATE:    OCTOBER 1, 2004
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MEMPHIS,    Tenn.--(BUSINESS    WIRE)--Oct.   1,   2004--Mid-America   Apartment
Communities, Inc. (NYSE:MAA) announced today that it has sold Island Retreat, a 112-unit community in St. Simons Island, GA, for $10.5 million. The company had owned the property since 1998 and has applied the proceeds to pay down debt.

The asset sale represents a cap rate of 5.5% and the company expects to record a net gain of $5.8 million. The company will incur lender costs and deferred financing write-offs attributable to the sale of $44,000 that will be charged to FFO in the fourth quarter.

Mid-America also confirmed its prior estimates of the impact on FFO of the hurricanes and storms, made before Hurricane Jeanne. The company expects the impact on FFO of all the storms to be in the upper end of the range, approximately 2 cents per share, mostly falling in the third quarter. Mid-America has only 30 apartments out of service of 7,269 that the company owns in Florida, and expects these to be back in service by November 1st.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which owns or has ownership interest in 37,224 apartment units throughout the southeast and south-central U.S. and in Texas. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 248-4105. 6584 Poplar Ave., suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues and expenses at Mid-America's properties, anticipated lease-up (and rental concessions) at development properties, costs remaining to complete development properties, planned disposition, disposition pricing, and planned acquisitions and developments. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, construction delays that could cause new and add-on apartment units to reach the market later than anticipated, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in many of our markets, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.